EXHIBIT 5.1

June 26, 2020

Barrett Business Services, Inc.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

Subject:	Form S-8 Relating to 2020 Stock Incentive Plan

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 ("Registration Statement") to be filed by Barrett Business Services, Inc., a Maryland corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 375,000 shares of the Company's common stock, $.01 par value (the "Registered Shares"), issuable under the Company's 2020 Stock Incentive Plan (the "Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Shares in accordance with the terms of the Plan and the instruments executed pursuant to the Plan governing the awards to which any such Shares relate, and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan or any such instruments, the Shares will be validly issued, fully paid, and nonassessable.

Barrett Business Services, Inc.

June 26, 2020

We consent to the use of this opinion and to the use of our name wherever appearing in the Registration Statement and in any amendments thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Miller Nash Graham & Dunn LLP

MILLER NASH GRAHAM & DUNN LLP